Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

AXALTA COATING SYSTEMS LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common shares, $1.00 par value per share	Rule 457(c) and Rule 457(h)	5,600,000(1)	$31.10	$174,160,000.00	.00011020	$19,192.43
Total Offering Amounts					$174,160,000.00		$19,192.43
Total Fee Offsets							$-
Net Fees Due							$19,192.43

(1)This Registration Statement registers 5,600,000 additional shares of Common Stock of the Company available for issuance under the Plan as approved by the Company’s shareholders on June 7, 2023.
(2)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Plan by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or any other similar adjustment of the Company’s outstanding Common Stock.
(3)The proposed maximum offering price per share is based on the average of the high and low per share prices of the Common Stock as reported on the New York Stock Exchange on June 2, 2023 in accordance with Rule 457(h)(1) and Rule 457(c) promulgated under the Securities Act.